                                                                    EXHIBIT 10.4

                              AMENDED AND RESTATED

                              EMPLOYMENT AGREEMENT

          THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT, made and entered into this 28th day of April, 2000 (the "Agreement"), by and between HARVEYS CASINO RESORTS, a Nevada corporation, hereinafter referred to as "Harveys" and/or "Employer," and CHARLES W. SCHARER, hereinafter referred to as "Employee," as follows:

                              W I T N E S S E T H:

          WHEREAS, Employee and Employer have previously entered into an Employment Agreement, dated as of February 2, 1999 (the "Original Agreement"), setting forth the terms and conditions of Employee's employment with Employer from and after February 2, 1999, the effective time (the "Effective Date") of the merger (the "Merger") of Harveys Acquisition Corporation, a Nevada corporation ("Acq Corp"), with and into Harveys pursuant to the terms of the Agreement and Plan of Merger, dated as of February 1, 1998, between Harveys and Acq Corp; and

          WHEREAS, in connection with the Merger, Harveys and Employee, together with other members of Harveys management, entered into a Memorandum of Understanding, dated February 1, 1998 (the "MOU"), which set forth, among other things, certain terms regarding Employee's employment with Harveys following consummation of the Merger, including the execution of the Original Agreement; and

          WHEREAS, PH Casino Resorts, Inc., a wholly owned subsidiary of Harveys ("PH Casino"), has entered into an Agreement and Plan of Merger, dated as of April 17, 2000, among Pinnacle Entertainment, Inc. ("Target"), PH Casino and Pinnacle Acquisition Corporation ("Acquisition") (as the same may be amended, supplemented, or superceded the "Acquisition Agreement") pursuant to which Acquisition will merge with and into Target (together with any


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similar transaction as a result of which Target, or an entity that has acquired substantially all of the assets and business of Target, controls, is controlled by or is under common control with Harveys, but not including any transaction as a result of which Target and Harveys are under common control solely be reason of having as their respective ultimate common parent a pooled investment entity sponsored by Colony Capital, Inc., the "Transaction"); and

          WHEREAS, Harveys and Employee desire to enter into certain special retention and employment protection arrangements that will apply to the terms of Employee's employment prior to the date of consummation of the Transaction (the "Acquisition Effective Date") and to certain terminations of Employee's employment with Employer prior to or within one year following the Acquisition Effective Date; and

          WHEREAS, Harveys and Employee desire to amend and restate the Original Agreement, in its entirety, to incorporate such retention and employment protection arrangements and intend that the Original Agreement, as amended and restated herein, shall be superceded in its entirety by this Agreement; and

          WHEREAS, in connection with the Merger, Harveys and Employee also entered into a Stock Option and Restricted Stock Agreement (the "Award Agreement" and, as so amended, the "Amended Award Agreement") and a Deferred Compensation Agreement (the "Deferred Compensation Agreement" and, as so amended, the "Amended Deferred Compensation Agreement"), each dated as of the Effective Date, each of which agreements is also being amended and restated, as of the date hereof, to incorporate the agreements between Harveys and Employee concerning the retention and employment protection arrangements.

          NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, together with other good and valuable consideration the receipt of


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which is hereby acknowledged, the parties hereto do hereby agree that the
Original Agreement is hereby amended and restated in its entirety as follows:

                                       I.

                                   DEFINITIONS

          1.01. Employee shall at all times mean Charles W. Scharer.

          1.02. Employer shall at all times mean Harveys Casino Resorts, a Nevada corporation, and its Successors in Interest together with its subsidiaries.

          1.03. Harveys shall at all times mean Harveys Casino Resorts, a Nevada corporation, and its Successor in Interest together with its subsidiaries.

          1.04. Successor in Interest shall mean any entity which is the successor or assign of Harveys, at law or at equity, and shall include without limitation, any entity into which Harveys is merged or consolidated, any entity to which all or substantially all of the assets or businesses of Harveys is transferred, or following the Transactions, the ultimate parent company of Harveys and Target.

                                       II.

                   NATURE OF EMPLOYMENT AND DUTIES OF EMPLOYEE

          2.01. In accordance with the terms of the Original Agreement, on the Effective Date, Employee continued to serve Harveys as President and Chief Executive Officer of Harveys and, in accordance with the terms of this Agreement, Employee shall continue to so serve Harveys in such positions. Employee shall at all times be subject to, observe and carry out such rules, regulations, policies, directions, and restrictions as Harveys Board of Directors (the "Board") may from time to time establish for senior executive officers of the Employer.

          2.02. Subject to the supervision and control of the Board, Employee shall do and perform all services and acts necessary or advisable to fulfill the duties and responsibilities


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of his position and shall render such services on the terms set forth herein.
Without limiting the generality of the foregoing, Employee shall be responsible for developing, directing and implementing the operation of the business and the Company's policies and plans and assisting the Company in consummating the Transaction, in each case, as determined by the Board. In addition, Employee shall have such other executive and managerial powers and duties with respect to Harveys and its subsidiaries that are consistent with the offices of President and Chief Executive Officer and as may reasonably be assigned to him by the Board, including without limitation serving on the Board of Directors of any subsidiary of Harveys.

          2.03. Employee has reviewed and concurs with his responsibilities and duties as set forth in Section 2.02 above.

          2.04. During the Term (as defined below), Employee shall devote substantially all of his productive time, ability and attention to the business of Employer. In addition, Employee shall not directly or indirectly render any service of a business, commercial or professional nature, to any other person or organization, whether for compensation or otherwise, without the prior written consent of the Board, PROVIDED, that, subject to the provisions of Article X hereof, Employee shall not be precluded from involvement in charitable or civic activities or his personal financial investments provided the same do not materially interfere with his time or attention to the business of Employer, and PROVIDED, further, that Employee shall not serve as a director of any other for-profit business that is not an affiliate of Employer.

          2.05. Employee agrees that he shall at all times (i) to the best of his ability and experience conscientiously perform all of the duties and obligations of his position with the Employer, (ii) use his best efforts to do and perform all services, acts, or things necessary or advisable to assist in the management and conduct of the business and otherwise advance the


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interests of Employer and (iii) diligently and in the highest good faith carry out the lawful directives of the Board, PROVIDED, that Employee shall not be obligated to perform his duties hereunder outside the Stateline, Nevada area, except for business trips and directors meetings outside said area which arise and result from the normal conduct of the business of Harveys.

          2.06. Employee shall continue to serve as a member of the Board (though not as Chairman) following the Effective Date. In addition, during the Term, Employee shall be nominated for election to the Board at each meeting of stockholders at which directors are to be elected, and Employer shall use its best efforts to provide for Employee's election to the Board at each such meeting. Notwithstanding the foregoing provisions of this Section 2.06, Employee agrees to promptly resign his position on the Board and become a non-voting observer on the Board (with rights equivalent to those of an employee director other than voting rights) if, and for so long as (absent such resignation) members of the Board who are also employees of Colony Capital, Inc. or its affiliates (other than Employer or any of its subsidiaries) would not otherwise constitute at least a majority of the members of the Board. During such period as Employee shall by reason of such circumstances be a non-voting observer on the Board, Employer shall diligently use commercially reasonable, good faith efforts (subject to applicable gaming approvals, licensing requirements and other regulatory determinations) to attempt to cause one or more additional employees of Colony Capital, Inc. or its affiliates (other than Employer or any of its subsidiaries) to be appointed to the Board, such that Employee may resume his position as a voting member of the Board consistent with the provisions of the immediately preceding sentence. Employee also agrees that effective upon notice being provided of his termination of employment with Employer, he shall immediately resign from his position as a non-voting observer or member of the Board, as applicable.


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                                      III.

                    TERM AND GENERAL CONDITIONS OF EMPLOYMENT

          3.01. Employer hereby continues the employment of Employee, and Employee hereby agrees to such continued employment by Harveys for the period of five (5) years commencing on the Effective Date and terminating on the fifth anniversary of the Effective Date (as the same may be extended as set forth below, the "Term"), unless extended by mutual written agreement of the parties; PROVIDED, that the period of employment shall automatically be extended for successive one (1) year periods if neither party has provided six (6) months prior written notice to the other of its intention to have this Agreement lapse at the expiration of the Term; and PROVIDED FURTHER, that the Term shall be subject to earlier termination in accordance with Articles IV, V and VI below.

          3.02. Notwithstanding anything to the contrary herein, in the event of any termination of Employee's employment for any or no reason, Employee and Employer shall nevertheless continue to be bound by the terms and conditions set forth in Articles IX through XII, in Section 13.08 and, to the extent provided therein, Section 13.09 below.

          3.03. Upon consummation of the Merger, the Prior Agreement was cancelled and terminated without further obligation of Employer. Upon the execution of this Agreement by the parties hereto, the Original Agreement shall be cancelled and terminated without further obligation of Employer or Employee and shall be superceded in its entirety by this Agreement.

          3.04. Employee hereby acknowledges and agrees that his rights as set forth herein to receive severance and other compensation and benefits hereunder shall supersede and replace in its entirety any severance or other benefits that might otherwise be payable pursuant to Harveys' Change of Control Plan as in effect on the Effective Date or as the same may be amended from time to time or under any other severance plan, policy, agreement or arrangement in effect immediately prior to the Effective Date or at any time during the Term. Employee further acknowledges that as of the Effective Date, Employee shall no longer be a participant in or have any rights under the Change of Control Plan (or under any such other severance plan, policy, agreement or arrangement


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in effect immediately prior to the Effective Date or at any time during the
Term), regardless of the reasons or circumstances of his termination of employment. Employee further acknowledges that as of the Effective Date Employee shall no longer be a participant in or have any rights under the Company's Long Term Incentive Plan or Supplemental Executive Retirement Plan.

                                       IV.

                     TERMINATION OF EMPLOYMENT WITHOUT CAUSE

          4.01. Employee's employment may be terminated by Harveys, with or without "Cause" (as defined in Section 6.01 below), at any time and for any or no reason. Any such termination without Cause shall be effective only upon thirty (30) days' prior written notice to Employee (such effective date, for purposes of this Article IV, the "Termination Date").

          4.02. If Employee's termination by Employer shall be without Cause and such termination is effective after the earlier of (i) the first anniversary of the Acquisition Effective Date and (ii) the date, if any, that an Abandonment Event (as defined below) occurs, Employee shall be entitled to the following benefits:

          (a) Except as provided below, Employee shall be entitled to receive, as soon as reasonably practicable, but no more than 10 business days, after the Termination Date, a lump sum payment in an amount equal to the product of (x) the Applicable Multiplier (as defined below) and (y) the sum of his then Base Salary and then Annual Target Bonus (each as defined below).


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          (i) "Applicable Multiplier" shall mean the lesser of (A) 2.0 and (B) a fraction, the denominator of which is 12, and the numerator of which shall be the number of full plus partial (calculated by the day) months remaining in the Term following the Termination Date, which numerator shall be increased by the number of full plus partial (calculated by the day) months during any Post-Term Restriction Period (as defined below and further described in Annex E) if an election to have such Post-Term Restriction Period apply to Employee is made by Employer pursuant to Section 10.01.

          (ii) For purposes of this Section 4.02(a) and Section 4.04(a), the term "Annual Target Bonus" shall mean Employee's annual target bonus under the Annual Bonus Plan (as defined in Section 7.02 below) for each fiscal year during the Term, which shall be deemed to be 70 percent of Employee's Base Salary as in effect as of the date the relevant business plan targets for such fiscal year are established by the Board.

          (iii) For purposes of this Agreement, the "Post-Term Restriction Period" shall mean that period, if any, following expiration of the Term during which Employee would be subject to the restrictions of Section 10.01 as determined under the first paragraph of Section 10.01, without regard to any limitation of such period by reason of Section 10.01(a). The Post-Term Restriction Period is further described in Annex E hereto.

          (iv) Notwithstanding the foregoing, in the event that Employee's Termination Date shall be less than one year prior to the expiration of the Term and the Applicable Multiplier (determined as above by including any applicable Post-Term Restriction Period) shall be less than 1.0, Employee shall not be entitled to receive the lump sum payment determined under the first sentence of this Section 4.02(a), but shall instead be entitled to receive (A) as soon as reasonably practicable, but no more than 10 business


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     days, after the Termination Date, a lump sum payment in an amount equal to the product of (x) the Applicable Multiplier and (y) his then Base Salary and (B) as applicable, a bonus as determined under Annex E hereto.

          (b) Employee shall be entitled to continuation of his Benefits (as defined below) for that number of months immediately following the Termination Date equal to the product of (A) the Applicable Multiplier and
     (B) 12 (such number of months, the "Section 4.02 Severance Period"), PROVIDED, that in the event that during such period, pursuant to applicable law or the terms of the applicable plan, any Benefits may not be provided pursuant to the terms of the specific plan referenced herein, Employer shall provide substantially equivalent benefits by alternate means.

          (c) Subject to the provisions of the Award Agreement, Employee shall vest as of the Termination Date in that portion of the Stock Award and Stock Option grants (each as defined below) that would otherwise have vested had Employee remained in Harveys employ for the duration of the
     Section 4.02 Severance Period.

          (d) Employee shall be entitled to payment of all amounts of Base Salary and Benefits accrued but unpaid through the Termination Date.

          Except as set forth in this Section 4.02 and Section 13.08, all other rights of Employee (and, except as provided in Sections 4.02 and 3.02 above and Section 13.08, all obligations of the Employer) hereunder shall terminate as of the Termination Date.

          4.03. If Employee's employment shall terminate by reason of his death or Disability and such termination is effective after the earlier of (i) the first anniversary of the Acquisition Effective Date and (ii) the date, if any, that an Abandonment Event occurs, he or his estate, as applicable, shall be entitled to (i) all amounts of Base Salary and Benefits accrued but


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unpaid through the date of such termination (which shall be the date of death or the 45th day after the date Employer provides Employee notice of termination for Disability) and (ii) any death and/or disability benefits that may be due Employee under any benefit plans in effect from time to time. "Disability" shall mean any physical or mental disability that prevents Employee from performing one or more of the essential functions of his position for a period of not less than six (6) months in any continuous 12-month period. Except as set forth in this Section 4.03 and Section 13.08, all other rights of Employee (and, except as provided in this Section 4.03 and Section 3.02 above and Section 13.08, all obligations of the Employer) hereunder shall terminate as of the date of such termination of employment.

          4.04. If the termination of Employee's employment with Employer is a Special Termination, provided Employee executes and delivers to Employer a general release of claims in substantially the form attached hereto as Annex G (the "Release"), Employee shall be entitled to the benefits described in subparagraphs (a) through (g) of this Section 4.04 and to the extent applicable, in Sections 7.04 and 7.05. For purposes of this Agreement, the Amended Award Agreement and the Amended Deferred Compensation Agreement, the term "Special Termination" shall mean the termination of Employee's employment by Employer without Cause or any such termination due to Employee's death or Disability (i) as of a Termination Date that is after the date of this Agreement and on or prior to the Acquisition Effective Date, but only if the Transaction is actually consummated pursuant to the terms of the Acquisition Agreement (any such Special Termination under this clause (i), a "Pre-Acquisition Special Termination") or
(ii) as of a Termination Date that is after the Acquisition Effective Date and on or prior to the first anniversary of the Acquisition Effective Date (any such Special Termination under this clause (ii), a "Post-Acquisition Special Termination"). In the event that, following the


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Termination Date, the Acquisition Agreement is terminated or expires, in either case, without consummation of the Transaction or the Board otherwise resolves to abandon the Transaction (any such event, an "Abandonment Event"), Employee shall be entitled only to the benefits to which he would have been entitled under
Section 4.02 or 4.03, as the case may be, if the Termination Date had been after the Abandonment Event and, to the extent provided therein, to the benefits payable under Section 7.04, and Employee shall not be entitled to any benefits under this Section 4.04. In the event that the Termination Date precedes an Abandonment Event, the benefits to which Employee shall be entitled pursuant to the preceding sentence and Section 4.02 shall be reduced, on a dollar for dollar or benefit by benefit basis, as applicable, by all payments or benefits received by Employee pursuant to this Section 4.04 prior to the occurrence of the Abandonment Event.

          (a) In the event of a Special Termination, Employee shall be entitled to receive a lump sum payment, as soon as reasonably practicable, but in no event more than 10 business days, following the Termination Date, in an amount equal to the product of (x) 2.0 and (y) the sum of his then Base Salary and then Annual Target Bonus.

          (b) In the event of a Special Termination, Employee shall be entitled to continuation of his Benefits for 24 months immediately following the Termination Date (the "Section 4.04 Severance Period"), PROVIDED, that in the event that during such period, pursuant to applicable law or the terms of the applicable plan, any Benefits may not be provided pursuant to the terms of the specific plan referenced herein, Employer shall provide substantially equivalent benefits by alternate means.

          (c) In the event of (x) a Pre-Acquisition Special Termination or (y) a termination without Cause (within the meaning of Section 4.02) or due to Employee's death or


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     Disability, in any such case, followed by an Abandonment Event, (i) as of the Termination Date, Employee shall vest in that portion of the Stock Award and Stock Option grants made to Employee pursuant to the Amended Award Agreement that would otherwise have vested had Employee remained in Harveys employ for the duration of the Section 4.04 Severance Period and
     (ii) subject to Employer's call right under Section 8 of the Amended Award Agreement, such Stock Options shall be exercisable for the 90 day period following the Termination Date and, to the extent not so exercised, shall thereafter terminate automatically.

          In addition, in the event of a Pre-Acquisition Special Termination, on the Acquisition Effective Date, each then outstanding Stock Award and Stock Option granted pursuant to the Amended Award Agreement shall be cancelled in exchange for an aggregate cash payment equal to the sum of the following amounts, to be paid as set forth below:

          (1) an amount equal to the product of (A) the Transaction Share Price (as defined below) multiplied by (B) the sum of (I) the number of shares of Class A Common Stock and Class B Common Stock subject to each such cancelled Stock Award and (II) the number of shares of Class A Common Stock and Class B Common Stock that were subject to those Stock Awards that were forfeited as of the Termination Date in connection with Employee's termination of employment;

          (2) an amount equal to the product of (A) (I) the excess of the Transaction Share Price over (II) the exercise price per share of Common Stock applicable under each such cancelled Stock Option multiplied by (B) the number of shares of


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               Common Stock subject to such cancelled Stock Options immediately prior to the cancellation thereof;

          (3) an amount equal to the product of (A) (I) the excess of the Transaction Share Price over (II) the exercise price per share of Common Stock applicable under each Stock Option that was forfeited as of the Termination Date in connection with Employee's termination of employment multiplied by (B) the number of shares of Common Stock subject to each such Stock Option immediately prior to the forfeiture thereof; and

          (4) an amount equal to the product of (A) (I) the excess of the Transaction Share Price over (II) the exercise price per share of Common Stock applicable under any Stock Option that was outstanding immediately following the Termination Date but terminated by its terms prior to the Acquisition Effective Date without having been exercised multiplied by (B) the number of shares of Common Stock subject to each such Stock Option immediately prior to its termination.

          For purposes of this Section 4.04, the term "Transaction Share Price" shall mean (i) for purposes of calculating a payment in respect of shares of Class A or Class B Common Stock subject to Stock Awards or Stock Options that are forfeited or terminated prior to the Acquisition Effective Date, $54.12 and (ii) for purposes of calculating a payment in respect of shares of Class A or Class B Common Stock subject to Stock Awards, Stock Options or Incentive Stock Grants that, in any such case, are cancelled pursuant to this Section 4.04 on or after the Acquisition Effective Date, $43.42 (i.e., the


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     per share value of the Class A and Class B Common Stock after the increase in the capitalization of Employer in connection with the Transaction).

          Subject to Section 13.10, such payment shall be made to Employee in five installments, with the first such installment payable as soon as reasonably practicable, but no more than 10 business days, after the Acquisition Effective Date and equal to the greater of (i) 20% of the full amount of such payment and (ii) the aggregate income taxes payable by Employee with respect to the accelerated vesting of the Stock Award pursuant to this Section 4.04(c). Subject to Section 13.10, the balance of the amount payable to Employee pursuant to this Section 4.04(c) shall be paid in four equal installments, with interest at an annual rate of 12%, on each of the first four anniversaries of the Acquisition Effective Date. Annex H hereto sets forth an example of the calculations under this Section 4.04(c).

          (d) In the event of a Post-Acquisition Special Termination, as of the Termination Date (i) Employee shall vest in 100% of all then outstanding Stock Awards and Stock Options grants made to Employee pursuant to the Award Agreement and (ii) each such Stock Award and Stock Option shall be cancelled in exchange for an aggregate payment equal to the sum of the following amounts, to be paid as set forth below:

          (1) an amount equal to the product of (A) the Transaction Share Price multiplied by (B) the number of shares of Class A Common Stock and Class B Common Stock subject to each such cancelled Stock Award; and

          (2) an amount equal to the product of (A) (I) the excess of the Transaction Share Price over (II) the exercise price per share of Common Stock applicable under each such cancelled Stock Option multiplied by (B) the number of shares of


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               Common Stock subject to each such cancelled Stock Option
               immediately prior to the cancellation thereof;

          Subject to Section 13.10, such payment shall be made to Employee in five installments, with the first such installment payable as soon as reasonably practicable, but no more than 10 business days, after the Termination Date and equal to the greater of (i) 20% of the full amount of such payment and (ii) the aggregate income taxes payable by Employee with respect to the accelerated vesting of the Stock Award pursuant to this
     Section 4.04(d). Subject to Section 13.10, the balance of the amount payable to Employee pursuant to this Section 4.04(d) shall be paid in four equal installments, with interest at an annual rate of 12%, on each of the first four anniversaries of the Termination Date.

          (e) In the event of a Special Termination, each Incentive Stock Grant Share that has been awarded to Employee with respect to any New Project (the Bluffs Run transaction) shall remain outstanding following the Termination Date until the expiration of the performance period governing the release from the risk of forfeiture of such Incentive Stock Grant Share. If all objectives of such Incentive Stock Grant Share are achieved so that there is no longer a risk of forfeiture on or prior to the end of such performance period, Employer shall cancel such Incentive Stock Grant Share in exchange for a cash payment equal to the product of the number of Incentive Stock Grant Shares so cancelled and the Transaction Share Price. Subject to Section 13.10, such payment shall be made to Employee in installments, with the first such installment payable as soon as reasonably practicable, but no more than 10 business days, after delivery to the Board of the financial statements necessary to determine if the performance objectives have been


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     achieved and equal to the greater of (i) the Applicable Percentage (as defined below) of the full amount of such payment and (ii) the aggregate income taxes payable by Employee with respect to the release from the risk of forfeiture of such Incentive Stock Grant Shares. Subject to Section 13.10, the balance of the amount payable to Employee in respect of the cancellation of such Incentive Stock Grant Shares pursuant to this Section 4.04(e) shall be paid in equal installments, with interest at an annual rate of 12%, on each anniversary of the Termination Date thereafter such that the total amount so payable shall be paid in full as of the fourth anniversary of the Termination Date. If (i) any of the objectives for accelerated vesting of such Incentive Stock Grant Share are not achieved as of the end of such performance period or (ii) Employee's employment shall have been terminated prior to the Acquisition Effective Date by the Company without Cause, by Employee with Good Reason or due to Employee's death or Disability and thereafter an Abandonment Event occurs, all of Employee's rights with respect to such Incentive Stock Grant Shares shall be forfeited and cancelled immediately without any payment or other consideration to Employee. The term "Applicable Percentage" shall mean the quotient, expressed as a percentage, of (i) the number of days from the Termination Date to the last day of the applicable performance period divided by (ii) 1460.

          (f) In the event of a Special Termination, Employee shall be entitled to receive a lump sum cash payment equal to the product of the number of Deemed SERP Shares (within the meaning of the Amended Deferred Compensation Agreement) multiplied by the Transaction Share Price. Subject to Section 13.10, such payment shall be made to


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     Employee as soon as reasonably practicable, but in no event more than 10 business days, following the Termination Date.

          (g) In the event of a Special Termination, Employee shall be entitled to payment of all amounts of Base Salary and Benefits accrued but unpaid through the Termination Date. In addition, notwithstanding any provision of the MIP, Employee shall be entitled (i) to receive, as soon as reasonably practicable, but in no event more than 10 business days following the Termination Date any Annual Bonus accrued under the MIP but unpaid for any fiscal year of Employer ending on or prior to the Termination Date and (ii) if Employee's Employment with Employer is terminated during Employer's 2000 fiscal year, and all regulatory approvals necessary for the closing of the Transaction are obtained on or prior to November 30, 2000, a pro-rata bonus payment (based on the portion of the fiscal year prior to termination) for the year in which such termination occurs, calculated in accordance with the terms of the MIP for such year and payable when bonuses are generally payable to executives for such year.

          Except as set forth in this Section 4.04, Section 13.08 and Section 13.10, all other rights of Employee (and, except as provided in Sections
     4.04 and 3.02 , Section 13.08 and Section 13.10, all obligations of the Employer) hereunder shall terminate as of the Termination Date.

                                       V.

                 TERMINATION OF EMPLOYMENT AT EMPLOYEE'S REQUEST

          5.01. Employee may, at Employee's sole option and right, terminate his employment with Employer at any time, with or without Good Reason (as defined below). Any such termination shall be effective only upon thirty (30) days' prior written notice to Harveys.


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


          (a) In the event of such termination of employment without Good Reason, Employee shall be entitled to receive all amounts of Base Salary and Benefits accrued but unpaid through the date of such termination.

          (b) In the event of any such termination of employment with Good Reason that is effective on or after the earlier of (i) the first anniversary of the Acquisition Effective Date or (ii) if applicable, an Abandonment Event, Employee shall be entitled to receive the benefits set forth in Sections 4.02(a)-(d) as if Employee's employment had been terminated by Employer without Cause, with the "Termination Date" as used in such sections being the effective date of termination pursuant to this
     Section 5.01.

          (c) In the event of any such termination of employment with Good Reason that is effective on or after the date of this Agreement and prior to the earlier of (i) the first anniversary of the Acquisition Effective Date and (ii) if applicable, an Abandonment Event, provided Employee executes and delivers to Employer the Release, Employee shall be entitled to receive the benefits set forth in the applicable provisions of Sections 4.04(a)-(g), depending upon the effective date of such termination, as if Employee's employment had been terminated in a Special Termination, with the "Termination Date" as used in such sections being the effective date of termination pursuant to this Section 5.01. To the extent applicable, Employee shall also be entitled to receive the benefits described in Sections 7.04 and/or 7.05.

          (d) For purposes of this Section 5.01, in the case of any termination by Employee on or after the earlier of (i) Acquisition Effective Date or
     (ii) if applicable, an Abandonment Event, Employee shall have "Good Reason" to terminate his employment hereunder if (A) Employer shall, without Employee's written consent, willfully and materially breach its obligations under this Agreement, (B) Employee provides Employer written notice pursuant hereto stating with specificity the respects in which Employee believes Employer to have willfully and materially breached its obligations under this Agreement and (C) within thirty (30) days following the date of such notice Employer shall not have cured such breach.

          (e) For purposes of this Section 5.01, in the case of any termination by Employee on or after the date of this Agreement and prior to the earlier of (i) the Acquisition Effective Date and (ii) if applicable, an Abandonment Event, Employee shall have "Good Reason" to terminate his employment hereunder if (A) Employer changes Employee's reporting responsibilities such that Employee no longer reports directly to the Board, or (B) the Board resolves to reduce Employee's duties and responsibilities for Employer or written notice of any such reduction is delivered to Employee by the Board or any member thereof (other than Employee), or (C) Employer reduces Employee's title to a title other than President and Chief Executive Officer of Harveys, or (D) Employer reduces the rate of Employee's Base Salary, or (E) Employer materially reduces the aggregate level of employee benefits and perquisites provided to Employee pursuant to Section 8 hereof, or (F) Employer fails to pay to Employee when due any Base Salary, other bonus or other material amount payable to Employee pursuant to Section 7 hereof, or (G) Employer requires Employee to relocate his principal place of business to a location beyond a radius of 30 miles from Stateline, Nevada, and (H) Employee provides Employer written notice pursuant hereto stating with specificity the circumstances claimed to constitute the basis for such termination with Good Reason and (I) within thirty (30) days following the date of such notice Employer shall not have cured such circumstances.

          (f) Except as set forth in this Section 5.01 (and, as incorporated hereinabove by reference, Section 4.02 or 4.04, as applicable) and Sections
     13.08 and 13.10, all other rights of Employee (and, except as provided in Section 3.02 above and Section 13.08 and 13.10, all obligations of the Employer) hereunder shall terminate as of the date of such termination of employment.

                                       VI.

                       TERMINATION OF EMPLOYMENT FOR CAUSE

          6.01. Employer may at any time, at its election, by written notice to Employee stating with specificity the reason for the termination, terminate Employee's employment for "Cause," which shall be defined as Employee's:

          (a) Gross negligence or willful malfeasance in the performance of his duties under this Agreement;

          (b) Failure to obtain or retain any permits, licenses, or approvals which may be required by any state or local authorities in order to permit the Employee to continue his employment as contemplated by this Agreement;

          (c) Conviction of any felony or conviction of a crime involving moral turpitude;

          (d) Dishonesty with respect to Employer (including, without limitation, fraud) resulting in a breach of duty to Employer involving Employee's personal gain or profit;

          (e) Engaging in any activity that is in violation of the provisions of
     Article X of this Agreement, which shall not be cured following ten days' written notice and a demand to cure such violation; or

          (f) Use or imparting of any confidential or proprietary information of Employer or any subsidiary or affiliate in violation of any confidentiality or proprietary agreement to which Employee is a party, including without limitation the provisions of Article IX of this Agreement; PROVIDED, that in the event such notice is provided pursuant to Section 6.01(b), Employee shall have a period of thirty (30) days following the date of such notice in which to cure such failure, and if Employee shall cure such failure within such period, Employee's employment hereunder shall be reinstated without prejudice.

                  6.02. Upon the provision of such notice (or, in the case of such notice pursuant to Section 6.01(b), upon expiration of the applicable cure period without cure), Employee's employment shall immediately cease and terminate for Cause. In the event of such termination of employment, Employee shall be entitled to receive all amounts of Base Salary and benefits accrued but unpaid through the date of such termination. Except as set forth in this Section
6.02 and Section 13.08, all other rights of Employee (and, except as provided in Section 3.02 above and Section 13.08, all obligations of the Employer) hereunder shall terminate as of the date of such termination of employment.

                                      VII.

                            COMPENSATION OF EMPLOYEE

          7.01. Base Salary - Employee shall receive an annual base salary ("Base Salary") of Five Hundred Seventy Thousand Dollars ($570,000), payable in at least monthly installments, less all applicable Federal, state and local taxes, Social Security and any other government mandated deductions. Employee's Base Salary shall be reviewed by the Board no less frequently than annually relative to specified performance-based criteria to be determined by the Board.

          7.02. Annual Bonus - Following the Effective Time, Employee shall be eligible to participate in Employer's Management Incentive Plan ("MIP") or, at the election of Employer, in a new or equivalent annual bonus plan established by Employer having a similar structure to the MIP providing for payment of an annual bonus (the "Annual Bonus Plan"), but in either case with thresholds and triggering events for payment based on the achievement of Harveys annual budget and other business plan targets to be determined by the Board following the Effective Date. Employee's maximum annual bonus under the Annual Bonus Plan shall not be less than $360,000. Notwithstanding the foregoing, the following provisions shall apply with respect to Employee's participation in the Annual Bonus Plan with respect to fiscal 1999:

          (a) On the Effective Date, Employer paid to Employee a lump sum amount in cash equal to 25% of Employee's maximum bonus under the Annual Bonus Plan for fiscal 1999, which lump sum amount Employer and Employee acknowledge and agree to be $130,000 (the "Advance"). Employee hereby acknowledges receipt of the Advance.

          (b) Following the end of fiscal 1999, the Board shall determine Employee's bonus under the Annual Bonus Plan in the ordinary course using the financial targets established by the Board prior to the date hereof, without regard to the Advance (the "Overall 1999 Bonus Entitlement"). On the date bonuses under the Annual Bonus Plan are paid generally to employees with respect to fiscal 1999, Employee shall be entitled to receive an annual bonus payment equal to the excess, if any, of (i) Employee's Overall 1999 Bonus Entitlement over (ii) the amount of the Advance. In the event the Advance shall be greater than the Overall 1999 Bonus Entitlement, Employee shall have no obligation to repay any portion of the Advance to Employer, and no portion of the Advance shall be offset against amounts otherwise payable to Employee under the

     Annual Bonus Plan with respect to subsequent fiscal years. However, in the event Employee's employment is terminated by Employer without Cause or by Employee with Good Reason prior to December 31, 1999, the amount of the Advance shall be offset dollar-for-dollar against amounts otherwise payable to Employee under Section 4.02(a).

          7.03. Stock Grants and Stock Option - On the Effective Date, Employee received (i) a restricted stock award (the "Stock Award") consisting of 270 shares of the Class A common stock, par value $.01 per share, of Harveys ("Class A Common Stock") and 27,000 shares of the Class B common stock, par value $.01 per share, of Harveys ("Class B Common Stock") and (ii) a stock option (the "Stock Option") to purchase 360 additional shares of Class A Common Stock and 36,000 additional shares of Class B Common Stock, each at a price of $20.06 per share. The Stock Awards and Stock Options shall each be subject in all respects to the terms of Harveys 1999 Omnibus Incentive Plan, a copy of which is attached hereto as Annex A, as the same may be amended from time to time (the "Omnibus Plan"), the Amended Award Agreement, as the same may be further amended from time to time, and that certain Stockholders Agreement, as the same may be amended from time to time, among Harveys, Colony HCR Voteco, LLC, a Nevada limited liability company, Colony Investors III, L.P., a Delaware limited partnership, and the security holders of the Company (including Employee) as identified from time to time on Schedule A thereto, a copy of which is attached hereto as Annex C.

          7.04. Retention Bonus - In addition to any payments to which Employee may be entitled under Sections 4.02, 4.03, 4.04, or 5.01, as applicable, and any bonuses to which Employee is entitled under the MIP or otherwise, Employee shall be entitled to receive a lump sum cash retention bonus of $1 million if (i)
(A)Employee remains in the continuous employment of Employer from the date hereof to the Acquisition Effective Date or (B)

Employee's employment with Employer is terminated prior to the Acquisition Effective Date by Employer without Cause, by Employee with Good Reason (as defined in Section 5.01(d)) or due to Employee's death or Disability and (ii) the Transaction is consummated in accordance with the Acquisition Agreement. In the event that an Abandonment Event occurs, if (i) Employee remains in the continuous employment of Employer from the date hereof to the date of such Abandonment Event or (ii) Employee's employment with Employer is terminated prior to the Abandonment Event by Employer without Cause, by Employee with Good Reason (as defined in Section 5.01(d)) or due to Employee's death or Disability, Employee shall be entitled to receive a lump sum cash payment of $500,000. Any payment to which Employee is entitled pursuant to this Section 7.04 shall be made to Employee as soon as reasonably practicable, but in no event more than 10 business days, following the Acquisition Effective Date or the date an Abandonment occurs, as the case may be; provided that in the case of any termination of Employee's employment prior to the Acquisition Effective Date by Employer without Cause, by Employee with Good Reason (as defined in Section 5.01(d)) or due to Employee's death or Disability, Employer shall pay Employee $500,000 as soon as reasonably practicable, but in no event more than 10 business days, following the Termination Date and, in the event the Transaction is thereafter consummated, Employer shall pay Employee an additional $500,000 as soon as reasonably practicable, but in no event more than 10 business days, following the Acquisition Effective Date.

          7.05. Special Performance Bonus -

          (a) In addition to any payments to which Employee may be entitled under Sections 4.02, 4.03, 4.04, or 5.01, as applicable, and provided the Transaction is consummated in accordance with the Acquisition Agreement and Employee remains in the continuous employment of Employer from the date hereof to the Acquisition Effective Date, Employee shall be entitled to a special performance bonus in addition to any bonuses to which Employee is entitled under the MIP or otherwise. The target amount of the special performance bonus shall be $350,000 and shall be payable to Employee as soon as reasonably practicable after Acquisition Effective Date but in no event more than 10 business days following the Acquisition Effective Date if (i) Employer attains 100% of the performance objectives ("Bonus Targets") established by the Board for the 2000 fiscal year of the Company, as set forth on Schedule A attached, and (ii) substantially all of the current members of Employer's executive committee, Employer's general managers and certain other key employees of Employer identified in writing to Employee prior to the date hereof (other than any such Management Employee whose employment is terminated by Harveys or terminates due to such Management Employee's retirement, death or disability) (collectively, the "Management Employees") remain employed in accordance with the terms of their respective current employment agreements from the date hereof to the Acquisition Effective Date; provided that, if substantially all of the Management Employees do not remain employed by Employer, the Compensation Committee of the Board shall review, in good faith, the circumstances surrounding each Management Employee's departure, including the activities of Employee with respect thereto and the reasons for such Management Employee's departure, and based on such review, shall determine the portion, if any, of the special performance bonus that will be paid to Employee. Satisfaction of the Bonus Targets shall be determined on the basis of Employer's EBITDA as adjusted to take account of certain non-recurring events, substantially in accordance with past practices. Following the end of fiscal year 2000, if the Transaction has not been consummated and an Abandonment Event has not occurred, Employer may implement a special bonus program for Employee for fiscal year 2001, based on such bonus targets and target amounts as Employer shall determine and providing for the payment of a pro rated special performance bonus based upon the Acquisition Effective Date.

          (b) In addition to any payments to which Employee may be entitled under Sections 4.02, 4.03, 4.04, or 5.01, as applicable, and provided the Transaction is consummated in accordance with the Acquisition Agreement, if Employee's employment with Employer is terminated prior to the Acquisition Effective Date by Employer without Cause, by Employee with Good Reason (as defined in Section 5.01(d)) or due to Employee's death or Disability, Employee shall be entitled to a special performance bonus of $245,000 payable to Employee as soon as practicable, but in no event more than 10 business days following the Acquisition Effective Date.

                                      VIII.

                            BENEFITS AND PERQUISITES

          During the Term, Employee shall be entitled to the benefits and perquisites as set forth in this Article VIII (collectively, "Benefits").

          8.01. Harveys 401(k) Plan - During the Term the Employee shall be allowed to participate in Harveys 401(k) Plan, or shall be provided with benefits that are substantially identical to the benefits provided under such plan as of the date hereof.

          8.02. Vacation - Employee shall be entitled to five weeks of paid vacation per year. Employee shall be afforded the usual holidays as Employer may from time to time recognize.

          8.03. Complimentary Privileges - Employee shall be entitled to such Level I complimentary privileges as are afforded generally to senior executives of Employer from time to time pursuant to policies adopted by the Board.

          8.04. Employer shall provide Employee with an automobile in accordance with the Class I category of Employer's Standard Automobile Policy and Procedures, as from time to time amended.

          8.05. Disability - Employee shall also be entitled to short term disability coverage and long term disability coverage under plans as in effect from time to time as implemented by Employer.

          8.06. Medical, Vision and Dental Insurance - Employer shall provide medical, vision and dental benefits to Employee, his spouse and dependents in accordance with Employer's Class One coverage under the Executive Medical Plan, as amended from time to time.

          8.07. Deferred Compensation Program - Employee shall be allowed to participate in the Deferred Compensation Program as is in effect from time to time.

          8.08. Life Insurance - (a) During the Term, Employer shall furnish Employee with Group Term Life Insurance and Accidental Death/Dismemberment Insurance, in each case subject to the terms of such plans as in effect from time to time.

          (b) Convertible Term Life Insurance - During the Term, Employer shall furnish Employee with a Convertible Term Life Insurance Policy in the face amount of FIVE HUNDRED THOUSAND DOLLARS ($500,000), PROVIDED, that Employee continues to be an insurable risk. Upon termination of Employee's employment under any circumstances, Employee shall have the right to have such policy assigned to him,

     PROVIDED, that Employee agrees to bear all costs and expenses of such assignment and of maintaining such policy following the date of such termination of employment (and that he shall not have the benefit of Employer's group life insurance rates with respect thereto), and to hold harmless and indemnify the Company with respect thereto. If such policy is not so assigned to Employee, Employee's rights thereunder shall expire as of the effective date of his termination of employment with Employer.

          8.09. Additional Employee Benefit Plans - Employee shall be entitled to participate in all additional employee benefits plans which may, in the future, be made generally available to Employer's most senior management employees, PROVIDED, that separate employee benefits plans may be adopted for lower-ranking management employees as to which Employer may determine Employee ineligible for participation, and PROVIDED, FURTHER, that Employee shall not be entitled to participate in (i) Employer's Supplemental Executive Retirement Plan or any other supplemental retirement plan or arrangement, (ii) Employer's Long Term Incentive Plan or (iii) any severance plan, policy or arrangement of Employer. This Section 8.09 shall not be construed to affect Employee's entitlement to severance or bonus amounts as provided in this Agreement or hereafter.

          8.10. Reimbursement of Expenses - Employer shall reimburse Employee for any expenses reasonably and necessarily incurred by him in furtherance of his duties hereunder, including, travel, meals, and accommodations, upon submission by him of vouchers or receipts and in compliance with such rules and policies relating thereto as Employer may from time to time adopt.

                                       IX.

                     PROTECTION OF CONFIDENTIAL INFORMATION

          Employee acknowledges that during the course of his employment with the Employer, its subsidiaries and affiliates, he has been and will be exposed to documents and other information regarding the confidential affairs of the Employer, its subsidiaries and affiliates, including, without limitation, Colony Capital, Inc, its employees, owners and affiliates, including without limitation such information about their past, present and future financial condition, the markets for their products, key personnel, past, present or future actual or threatened litigation, trade secrets, current and prospective customer lists, operational methods, acquisition plans (including without limitation potential acquisition targets), financing sources, prospects, plans for future development and other business affairs and information about the Employer and its subsidiaries and affiliates, including, without limitation, Colony Capital, Inc., its employees, owners and affiliates, not readily available to the public (the "Confidential Information"). Employee further acknowledges that the services to be performed under this Agreement are of a special, unique, unusual, extraordinary and intellectual character. In recognition of the foregoing, the Employee covenants and agrees as follows:

          9.01. At no time shall Employee ever divulge, disclose, or otherwise use any Confidential Information, unless and until such information is readily available in the public domain by reason other than Employee's unauthorized disclosure or use thereof, unless such disclosure or use is made in good faith and solely in furtherance of Employee's duties hereunder or expressly authorized by the Board in writing in advance of such disclosure or use.

          9.02. Upon the termination of Employee's employment at any time and for any or no reason, or at any other time the Board may so direct, Employee shall promptly deliver to the Employer's offices in Stateline, Nevada all of the property and equipment of the Employer and its subsidiaries (including any automobiles, cell phones, pagers, credit cards, personal computers, etc.) and any and all documents, records, and files, including any notes, memoranda, customer lists, reports or any and all other documents, including any copies thereof, whether in hard copy form or on a computer disk or hard drive, which relate to the Employer, its subsidiaries, affiliates, successors or assigns, and/or their respective past and present officers, directors, employees or consultants (collectively, the "Employer Property, Records and Files"); it being expressly understood that, upon termination of Employee's employment, Employee shall not be authorized to retain any of the Employer Property, Records and Files, except to the extent expressly so authorized in writing by the Board.

                                       X.

                        NONCOMPETITION AND OTHER MATTERS

          10.01. During the Term and for the one year period following the date of termination of Employee's employment at any time and for any or no reason (PROVIDED, that such period shall be six months in the event Employee's employment terminates upon expiration of the Term), Employee shall not at any time in any city, town, county, parish, other municipality in any state of the United States or Native American territory (the names of each such city, town, county, parish, other municipality or Native American territory, including, without limitation, the name of each county in the State of Nevada being expressly incorporated by reference herein), or any other place in the world, where the Employer, or its subsidiaries, affiliates, successors, or assigns, engages in owning, operating, managing and/or developing land-based or riverboat casinos or hotels associated or materially competitive with casinos, or any other business engaged in from time to time by the Employer or its subsidiaries, affiliates, successors or assigns in which Employee has had significant authority and responsibility (the "Business"), directly or indirectly, (i) engage in a competing business for Employee's own account; (ii) enter the employ of, or render any consulting services to, any entity that competes with the Employer, or its subsidiaries, affiliates, successors, or assigns, in the Business; or (iii) become interested in any such entity in any capacity, including, without limitation, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; PROVIDED, HOWEVER, (x) Employee may (A) own, directly or indirectly, solely as a passive investment, securities of any entity traded on any national securities exchange or market if Employee is not a controlling person of, or a member of a group which controls, such entity and does not, directly or indirectly, own 5% or more of any class of securities of such entity and (B) subject to the first sentence of Section 2.04 above, make passive investments in hospitality enterprises not materially competitive with gaming and/or enterprises which are principally bar/restaurant enterprises containing no more than 50 gaming positions, PROVIDED, that such investments shall not materially interfere with the performance of Employee's duties hereunder and (y) in the event of a Special Termination or a Termination by Employee with Good Reason that is effective on or after the date hereof and prior to the earlier of (I) the first anniversary of the Acquisition Effective Date and (II) if applicable, an Abandonment Event, the covenants of Employee in this Section 10.01 shall apply only to activities by Employee in the Lake Tahoe and Iowa geographic areas or for or in respect of any entity which, directly or indirectly, including through affiliates, has operations in the Lake Tahoe or Iowa geographic areas.

          (a) Notwithstanding the foregoing, if (i) Employee's employment is terminated by Employer other than for Cause or by Employee with Good Reason and (ii) the effective date of such termination as determined hereunder occurs within the one year period prior to the expiration date of the Term, the restrictions set forth in this Section 10.01 shall expire upon expiration of the Term unless Employer provides written notice to Employee not later than two days after such effective date that it wishes the restrictions of this Section 10.01 to apply during the Post-Term Restriction Period (as defined in Section 4.02 above) and pays Employee the severance compensation provided for under Section 4.02(a) and provides the benefits provided for under Section 4.02(b).

          (b) If Employee's employment is terminated for any other reason or under any other circumstances, the provisions of this Section 10.01 shall be effective without regard to Section 10.01(a).

          10.02. During the Term and for the two year period immediately following the date of termination of Employee's employment at any time and for any or no reason, Employee shall not at any time, directly or indirectly, solicit or induce any officer, director, employee, agent or consultant of the Employer or any of its successors, assigns, subsidiaries or, to the best of Employee's knowledge, affiliates, to terminate his, her or its employment or other relationship with the Employer or its successors, assigns, subsidiaries or, to the best of Employee's knowledge, affiliates, for the purpose of associating with any competitor of the Employer or its successors, assigns, subsidiaries or, to the best of Employee's knowledge, affiliates, or otherwise encourage any such person or entity to leave or sever his, her or its employment or other relationship with the Employer or its successors, assigns, subsidiaries or, to the best of Employee's knowledge, affiliates, for any other reason.

          10.03. During the Term and for the two year period immediately following the date of termination of Employee's employment at any time and for any or no reason, Employee shall not at any time, directly or indirectly, solicit or induce (i) any customers or clients of Employer or its successors, assigns, subsidiaries or, to the best of Employee's knowledge, affiliates, or
(ii) any vendors, suppliers or consultants then under contract to the Employer or its successors, assigns, subsidiaries or, to the best of Employee's knowledge, affiliates, to terminate his, her or its relationship with the Employer or its successors, assigns, subsidiaries or, to the best of Employee's knowledge, affiliates, for the purpose of associating with any competitor of the Employer or its successors, assigns, subsidiaries or, to the best of Employee's knowledge, affiliates, or otherwise encourage such customers or clients, or vendors, suppliers or consultants then under contract, to terminate his, her or its relationship with the Employer or its successors, assigns, subsidiaries or, to the best of Employee's knowledge, affiliates, for any other reason.

          10.04. During the Term and thereafter following any termination or other expiration of the Term or other termination of Employee's employment, Employee shall not, publicly or privately, disparage or otherwise make any derogatory statement (whether written or oral) in respect of Employer or any of its subsidiaries or affiliates, including, without limitation, Colony Capital, Inc., its employees, owners and affiliates, or the conduct of any of their respective business or professional activities, except to the extent required
(i) by an order of a court having jurisdiction or under subpoena from an appropriate government agency, in which event, Executive shall use his best efforts to consult with the Board prior to responding to any such order or subpoena and (ii) to litigate any claim against Employer for failure to pay any amount due to Employee under the terms of this Agreement, the Amended Award Agreement or the Amended Deferred Compensation Agreement. In the event that, following any termination of his employment, Employee shall have breached or breaches his obligations under this Section 10.04, Employee shall thereupon forfeit any and all rights he otherwise may have to any subsequent payment or benefit pursuant to Article IV or V hereof.

                                       XI.

                         RIGHTS AND REMEDIES UPON BREACH

          If Employee breaches any of the provisions of Articles IX or X above (the "Restrictive Covenants"), the Employer and its subsidiaries, affiliates, successors or assigns shall have the rights and remedies set forth below in this
Article XI, each of which shall be independent of the others and severally enforceable, and each of which shall be in addition to, and not in lieu of, any other rights or remedies available to the Employer or its subsidiaries, affiliates, successors or assigns at law or in equity.

          11.01. The right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction by injunctive decree or otherwise, it being agreed that any breach of the Restrictive Covenants would cause irreparable injury to the Employer or its subsidiaries, affiliates, successors or assigns and that money damages would not provide an adequate remedy to the Employer or its subsidiaries, affiliates, successors or assigns.

          11.02. Employee acknowledges and agrees that the Restrictive Covenants are reasonable and valid in geographic and temporal scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full force and effect without regard to the invalid portions.

          11.03. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or scope of such provision. such court shall have the power to reduce the duration or scope of such provision, as the case may be (it being the intent of the parties that any such reduction be limited to the minimum extent necessary, to render such provision enforceable), and, in its reduced form, such provision shall then be enforceable.

          11.04. Employee intends to and hereby confers jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographic scope of such covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants unenforceable by reason of the breadth of such scope or otherwise, it is the intention of Employee that such determination not bar or in any way affect the right of the Employer or its subsidiaries, affiliates, successors or assigns to the relief provided herein in the courts of any other jurisdiction within the geographic scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

                                      XII.

                                   ARBITRATION

          Except as necessary for the Employer and its subsidiaries, affiliates, successors or assigns or Employee to specifically enforce or enjoin a breach of this Agreement (to the extent such remedies are otherwise available), the parties agree that any and all disputes that may arise in connection with, arising out of or relating to this Agreement, or any dispute that relates in any way, in whole or in part, to Employee's employment with the Employer or any subsidiary, the termination of that employment or any other dispute by and between the parties or their subsidiaries, affiliates, successors or assigns, shall be submitted to binding arbitration in Las Vegas, Nevada according to the National Employment Dispute Resolution Rules and procedures of the American Arbitration Association. The parties agree that the prevailing party in any such dispute shall be entitled to reasonable attorneys' fees, costs. and necessary disbursements in addition to any other relief to which be or it may be entitled. This arbitration obligation extends to any and all claims that may arise by and between the parties or their subsidiaries, affiliates, successors or assigns, and expressly extends to, without limitation, claims or causes of action for


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


wrongful termination, impairment of ability to compete in the open labor market. breach of an express or implied contract, breach of the covenant of good faith and fair dealing. breach of fiduciary duty, fraud, misrepresentation, defamation, slander, infliction of emotional distress, disability, loss of future earnings, and claims under the Nevada constitution, the United States Constitution, and applicable state and federal fair employment laws, federal and state equal employment opportunity laws, and federal and state labor statutes and regulations, including, but not limited to, the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, as amended, the Americans With Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Age Discrimination in Employment Act of 1967, as amended, and any other state or federal law.

                                      XIII.

                                  MISCELLANEOUS

          13.01. If any action to specifically enforce or enjoin a breach of this Agreement is necessary, the prevailing party shall be entitled to reasonable attorneys' fees, costs, and necessary disbursements in addition to any other relief to which he or it may be entitled.

          13.02. This Agreement shall be construed and governed by the laws of the State of Nevada, without giving effect to conflicts of laws principles thereof which might refer such interpretations to the laws of a different state of jurisdiction.

          13.03. This Agreement, and all of the terms and conditions hereof, shall bind the Employer and its successors and assigns and shall bind the Employee and his heirs, executors and administrators. No transfer or assignment of this Agreement shall release Employer from any obligation to Employee hereunder. Neither this Agreement, nor any of Employer's rights or obligations hereunder, may be assigned or otherwise subject to hypothecation by Employee. Employer may assign the rights and obligations of Employer hereunder, in whole or in part, to any of Employer's subsidiaries, affiliates or parent corporations, or to any other successor or assign in connection with the sale of all or substantially all of Harveys' assets or stock or in connection with any merger, acquisition and/or reorganization. In the event of the death of Employee, any amounts accrued and payable hereunder that, as of the date of death, have not been paid to Employee shall be paid on behalf of Employee to Employee's estate at the times specified and otherwise in accordance with the provisions of this Agreement.

                  13.04. Notices - All notices and other communications under this Agreement shall be in writing and shall be given by first class mail, certified or registered with return receipt requested, or by a nationally recognized overnight delivery service to the respective parties named below:

                          Employee:

                               Charles W. Scharer
                               P.O. Box 4735
                               148 Granite Springs Drive
                               Stateline, Nevada 89449
                               Facsimile: 775-586-6756

                          WITH A COPY TO:

                               Michael Forman
                               Klehr, Harrison, Harvey, Branzburg & Ellers LLP 1401 Walnut Street
                               Philadelphia, PA 19102
                               Facsimile: 215-568-6603

                          Employer:

                               HARVEYS CASINO RESORTS
                               Attn: Corporate Secretary
                               Highway 50 and Stateline Avenue
                               Post Office Box 128
                               Stateline, NV 89449
                               Facsimile: 775-586-6852


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


                          WITH A COPY TO:

                               Mark Hedstrom
                               Colony Capital, Inc.
                               Suite 1200
                               1999 Avenue of the Stars
                               Los Angeles, CA 90067
                               Facsimile: 310-282-8808

                          AND TO:

                               Deborah E. Kurtzberg
                               Cleary, Gottlieb, Steen & Hamilton
                               One Liberty Plaza
                               New York, New York 10006
                               Facsimile: 212-225-3999

          13.05. Nothing contained in this Agreement shall be construed to require the commencement of any act contrary to law, and when there is any conflict between any provision of this Agreement and any statute, law, ordinance, or regulation, contrary to which the parties have no legal right to contract, then the latter shall prevail; but in such an event, the provisions of this Agreement so affected shall be curtailed and limited only to the extent necessary to bring it within the legal requirements.

          13.06. The several rights and remedies provided for in this Agreement shall be construed as being cumulative, and no one of them shall be deemed to be exclusive of the others or of any right or remedy allowed by law. No waiver by Employer or Employee of any failure by Employee or Employer, respectively, to keep or perform any provision of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or other provision.

          13.07. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties heretowith respect to the employment of the Employee by the Employer (including, without limitation, the Original Agreement, the Prior Agreement, Harveys

Change in Control Plan and, insofar as it relates to the subject matter hereof, but except as provided in Section 13.08, the MOU) and, together with all other plans, agreements and other documents specifically referenced herein, contains all of the covenants, conditions and agreements between the parties with respect to such employment. Annex F hereto sets forth a list of payments to Employee pursuant to the MOU, and Employee hereby acknowledges receipt of all such payments. Each party to this Agreement acknowledges that no representations, inducements, promises or other agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding. Any addendum to or modification of this Agreement shall be effective only if it is in writing and signed by the parties to be charged.

          13.08. To the extent applicable, Employee shall be entitled to receive a gross-up payment with respect to payments made hereunder (including under agreements referenced herein) and under the MOU to account for the payment of Internal Revenue Code Section 4999 excise taxes as well as taxes imposed on such gross up payments, as determined pursuant to the procedures set forth in Annex D, PROVIDED, that Employee shall reasonably cooperate with Employer in structuring such payments and taking such other actions to limit the extent to which such payments may be subject to such excise tax, provided that such restructuring does not cause Employee to suffer additional costs or other adverse consequences. Notwithstanding anything contained to the contrary contained herein, the provisions of this Section 13.08 and Annex D hereto shall survive the expiration or termination of this Agreement for any or no reason.

          13.09. If Employee's employment with the Company is terminated by the Company without Cause either (i) as a result of a Change in Control (as defined in the Award

Agreement) or (ii) within the 12 month period immediately preceding a Change in Control (or such longer period, not to exceed 18 months prior to such Change in Control, during which significant discussions or other material action regarding such Change in Control occurred) at the request, directly or indirectly, of a third party who has taken steps reasonably calculated to effect a Change in Control or otherwise in connection with, or in anticipation of a Change in Control, Employee shall be entitled to receive, at the effective date of such termination (or, if payable in respect of clause (ii), within ten business days following such Change in Control), a lump sum payout at maximum of the bonus otherwise payable to Employee with respect to the then current fiscal year under the Annual Bonus Plan, such amount pro rated through the effective date of such termination of employment. The amount provided for in the immediately preceding sentence shall also be paid if Employee's employment with the Company is terminated with Good Reason if the grounds constituting Good Reason occur as the result of a Change in Control or within the stated time frame at the request, directly or indirectly, of such a third party or otherwise in connection with, or in anticipation of a Change in Control. If (x) no payment is made pursuant to either of the two immediately preceding sentences, (y) following a Change in Control and prior to the effective date of termination of Employee's employment the Annual Bonus Plan is terminated or amendments are made that materially adversely affect Employee and (z) Employee's employment is not terminated prior to the end of the fiscal year in which such termination or amendments occur, then, in lieu of any other amounts payable to Employee under the Annual Bonus Plan with respect to such fiscal year, Employee shall receive a lump sum payout at maximum within sixty (60) days following the termination of the Annual Bonus Plan or the fiscal year during which any such material amendments were made. The provisions of this Section 13.09 shall survive the expiration of the Term, but only to the extent necessary to determine whether a Change in Control occurs within the 12 to 18 month period described in clause (ii) of the first sentence of this Section 13.09.

          13.10. Notwithstanding any other provision of this Agreement, Employer shall not be obligated or permitted to pay any amount in respect of the Stock Awards or Stock Options pursuant to Section 4.04(d) or 4.04(e) if (i) the payment of such amount would result in a violation of the terms or provisions of, or result in a default or an event of default under, any guarantee, financing or security agreement or document entered into by Employer or any of its subsidiaries, affiliates or successors (such agreements and documents, as each may be amended, modified or supplemented from time to time, are referred to herein as the "FINANCING AGREEMENTS"), in each case as the same may be amended, modified or supplemented from time to time, or (ii) the payment of such purchase price would violate any of the terms or provisions of the Certificate of Incorporation of Employer. In the event that the payment of any such amount is prevented solely by the terms of this Section 13.10, the payment of such amount will be postponed and will be made, with interest at an annual rate of 12% for the period of delay, at the first opportunity thereafter when Employer has funds legally available therefor and when the payment of such amount will not result in any default or event of default or violation by Employer or any of its subsidiaries, affiliates or successors under any of the Financing Agreements or in a violation of any term or provision of the Certificate of Incorporation of the Employer. Employer shall endeavor in good faith to negotiate in the Financing Agreements for the Transaction appropriate baskets (including baskets with respect to payments in respect of management equity) to the extent negotiation of the overall covenants under such arrangements permits, provided Employee hereby acknowledges and agrees that Employer's ability to utilize such baskets is typically subject to company performance criteria and credit ratio standards set forth under such Financing Arrangements.

          13.11. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

          13.12. Unless expressly provided herein or therein, the expiration of the Term shall not alter or affect any rights or obligations of Employer or Employee under any other agreement or plan including, without limitation, the Award Agreement, the Omnibus Plan, the Deferred Compensation Agreement, of even date herewith, between Employer and Employee, and, to the extent provided under
Section 7.02 above, the Annual Bonus Plan.

          13.13. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument.

               DATED this 28th day of April, 2000.

                                       EMPLOYEE:

                                       /s/ CHARLES W. SCHARER
                                       ----------------------
                                       CHARLES W. SCHARER




                                       EMPLOYER:

                                       HARVEYS CASINO RESORTS




                                       By: /s/ THOMAS J.BARRACK. JR.
                                          --------------------------
                                          Name: Thomas J. Barrack Jr.
                                          Its:




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